Exhibit 5.1

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

August 9, 2006

Board of Directors

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

Registration Statement on Form S-8

Relating to the Massey Energy Company

2006 Stock and Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Massey Energy Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 9, 2006 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 3,500,000 shares of the Company’s common stock, $0.625 par value per share (the “Shares”), issuable by the Company pursuant to the Massey Energy Company 2006 Stock and Incentive Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of the Plan and such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary for purposes of the opinion expressed below.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

We do not purport to express an opinion on any laws other than the laws of the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Hunton & Williams LLP